TERMINATION AGREEMENT

Reference is hereby made to that certain Call Option Agreement dated July 1, 2010 (as subsequently amended, extended or renewed, the “Agreement”) between Atlantis Group HF and Lions Gate Lighting Corp. (now known as Umami Sustainable Seafood Inc.).  The parties to the Agreement hereby agree as follows:

1.	The Agreement and all rights and obligations thereunder are hereby terminated effective immediately.

2.	Option exercises, if any, under the Agreement are hereby cancelled and null and void.

3.	Each party warrants and represents that this termination agreement has been duly authorized by its board of directors.

Dated: October 3, 2011

Umami Sustainable Seafood Inc. (formerly known as Lions Gate Lighting Corp.)	Atlantis Group HF

/s/ Oli Valur Steindorsson	/s/ Arni Pall Einarsson
Name:	Name:
Title: Chairman/CEO	Title: CEO